UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2005

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-6920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(1) Form of Restricted Stock Agreement

On September 14, 2005, the Human Resources and Compensation Committee of Applied Materials, Inc.’s (“Applied”) Board of Directors (the “Committee”) approved a form of Restricted Stock Agreement for use under Applied’s Employee Stock Incentive Plan.

General Terms. The Restricted Stock Agreement provides for the grant of a number of shares of Applied common stock subject to a vesting schedule. The recipient must pay a purchase price per share equal to the par value of Applied’s common stock ($0.01), payable either by cash or check for new hires or by past services rendered to Applied for existing employees. Applied will withhold a portion of the shares subject to the grant to cover applicable tax withholdings, unless the recipient makes alternate arrangements satisfactory to Applied.

Vesting. Shares of restricted stock will be held in escrow until vesting. The Restricted Stock Agreement provides that vesting automatically will be delayed and/or shares will be forfeited upon certain changes to employment status, such as reductions to part-time status and personal leaves of absence for specified durations, and that all unvested shares will vest in full in the event of the recipient’s death while he or she is an employee. Shares that have not vested by the time of a recipient’s termination of service with Applied will be forfeited.

Stockholder Rights. A restricted stock award recipient generally will have the rights of an Applied stockholder, including voting rights, with respect to the shares upon their issuance, except as described in this paragraph or as otherwise determined by the Committee at the time of grant. Any quarterly or other regular, periodic dividends that are paid on unvested shares will be forfeited and Applied generally will be entitled to receive any dividends and distributions on any shares held in escrow until the shares have vested. However, a recipient generally will be entitled to receive any stock or extraordinary cash dividends, but if any such dividend relates to unvested shares of restricted stock, the dividend generally will be subject to the same vesting and other restrictions applicable to the unvested restricted stock.

(2) Form of Performance Share Agreement

On the same date, the Committee also approved a form of Performance Share Agreement for use under Applied’s Employee Stock Incentive Plan.

General Terms. The Performance Share Agreement provides for the grant of a number of performance shares, also called restricted stock units, which will be paid out in shares of Applied common stock once the applicable vesting and/or performance criteria have been met. Upon payout of the shares, the recipient must pay a purchase price per share equal to the par value of Applied’s common stock ($0.01), payable through the recipient’s past services rendered to Applied. Applied will withhold a portion of the shares subject to the grant to cover applicable tax withholdings, unless the recipient makes alternate arrangements satisfactory to Applied.

Vesting. The Performance Share Agreement provides that vesting automatically will be delayed and/or shares will be forfeited upon certain changes to employment status, such as reductions to part-time status and personal leaves of absence for specified durations, and that all unvested performance shares will vest in full in the event of the recipient’s death while he or she is an employee. Performance shares that have not vested by the time of a recipient’s termination of service with Applied will be forfeited.

Stockholder Rights. A performance share award recipient generally will have the rights of an Applied stockholder, including voting rights, after actual Applied shares are issued in respect of the performance share award, except as described in this paragraph or as otherwise determined by the Committee at the time of grant. Any quarterly or other regular, periodic dividends or distributions paid on shares will not be paid on unvested performance shares nor will they affect such shares in any way. However, a recipient generally will be entitled to receive any stock or extraordinary cash dividends, but if any such dividend relates to unvested performance shares, the dividend generally will be subject to the same vesting and other restrictions applicable to the unvested performance shares.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.44	Form of Restricted Stock Agreement under Applied Materials, Inc.’s Employee Stock Incentive Plan.

10.45	Form of Performance Share Agreement under Applied Materials, Inc.’s Employee Stock Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: September 16, 2005	By:	/s/ Joseph J. Sweeney
Joseph J. Sweeney
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.44	Form of Restricted Stock Agreement under Applied Materials, Inc.’s Employee Stock Incentive Plan.

10.45	Form of Performance Share Agreement under Applied Materials, Inc.’s Employee Stock Incentive Plan.